Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Keoni Wagner (808) 838-6778
Monday, January 7, 2013		Keoni.Wagner@HawaiianAir.com

Hawaiian to Add Fleet of Long-Range, Single-Aisle Aircraft

Deliveries of New Airbus A321neo Aircraft Starting in 2017

HONOLULU — Hawaiian Airlines today announced the signing of a Memorandum of Understanding with airframe manufacturer Airbus to acquire 16 new A321neo aircraft between 2017 and 2020, with rights to purchase an additional nine aircraft.

The long-range, single-aisle aircraft will complement Hawaiian’s existing fleet of wide-body, twin-aisle aircraft used for long-haul flying between Hawai‘i and the U.S. West Coast.

“Everyone at Hawaiian wants us to keep our position as the market leader in service quality, cost efficiency and choice of destinations. Ordering the A321neo will secure this legacy on routes to the U.S. West Coast beyond the middle of this decade,” said Mark Dunkerley, president and CEO of Hawaiian Airlines. “The A321neo will be the most fuel-efficient aircraft of its type after its introduction in 2016. With its slightly smaller size we’ll be able to open new markets that are not viable for wide-body service, while also being able to augment service on existing routes to the West Coast of North America.”

At 146-feet-long, the A321neo will seat approximately 190 passengers in a two-class configuration (First and Coach) and has a range of 3,650 nautical miles. The aircraft will offer the more comfortable seat widths found in the twin-aisle Airbus A330. Terms of the agreement were not disclosed, however, the aircraft have a total list-price value of approximately $2.8 billion if all of the purchase rights are exercised.

The new acquisitions are also contingent upon Hawaiian signing new agreements with its pilots and flight attendant unions covering operation of the new aircraft type. If new agreements are reached, the fleet expansion is expected to generate roughly 1,000 additional jobs at Hawaiian.

“This is a significant investment in the future of both Hawaiian and Hawai‘i. Our tourism-based economy and local employment will benefit as we continue our strategy of diversifying our business while improving the efficiency of our operation,” Dunkerley commented.

“We have come to think of Hawaiian Airlines as ‘ohana’ (family) and are very pleased to add yet another branch to our tree with this pending expansion of the Hawaiian Airbus fleet,” said John Leahy, Airbus chief operating officer, customers. “Hawaiian has gotten great results with their A330s. The passengers, the employees and the accountants for the airline all recognize the advantages of Airbus aircraft, and now they will benefit even further by flying the most popular single-aisle family in the sky.”

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Hawaiian currently operates a fleet of 43 aircraft, comprised of 25 wide-body, long-haul aircraft (294-seat Airbus A330-200 aircraft and 264-seat Boeing 767-300ER aircraft), and 18 narrow-body 123-seat Boeing 717-200 aircraft for Neighbor Island flights.

Hawaiian’s existing orders include an additional 13 new A330s between 2013 and 2015, and six next-generation, longer-range A350XWB-800 aircraft starting in 2017. The existing fleet of 16 Boeing 767s will phase out over the next 10 years.

About Hawaiian Airlines

Hawaiian has led all U.S. carriers in on-time performance for each of the past eight years (2004-2011) as reported by the U.S. Department of Transportation. Consumer surveys by Condé Nast Traveler, Travel + Leisure and Zagat have all ranked Hawaiian the highest of all domestic airlines serving Hawai‘i.

Now in its 84th year of continuous service, Hawaiian is Hawai‘i’s biggest and longest-serving airline, as well as the largest provider of passenger air service from its primary visitor markets on the U.S. mainland. Hawaiian offers nonstop service to Hawai‘i from more U.S. gateway cities (11) than any other airline, along with service from Japan, South Korea, the Philippines, Australia, American Samoa, and Tahiti. New nonstop service will begin between Honolulu and Auckland, New Zealand on March 13, 2013, and between Honolulu and Taipei, Taiwan in July 2013. Hawaiian also provides approximately 170 daily jet flights between the Hawaiian Islands.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (NASDAQ: HA). Additional information is available at HawaiianAirlines.com. Follow updates on Twitter about Hawaiian (@HawaiianAir) and its special fare offers (@HawaiianFares), and become a fan on its Facebook page (Hawaiian Airlines).

About Airbus

Airbus manufactures the most modern and eco-efficient family of airliners available, ranging from 100 to over 500 seats. At its facilities in Wichita, Kansas and Mobile, Alabama, Airbus Americas helps engineer the entire product line.

Additionally, Airbus supports, trains and sells to customers in the Americas from its centers in suburban Washington D.C. and Miami. Airbus has spent more than $115 billion in the U.S. since 1990 — over half that in the last six years — with hundreds of American suppliers in more than 40 states. In 2011 alone, Airbus spent $12 billion with U.S. suppliers, supporting some 210,000 American jobs.